          MASTER DISTRIBUTION AND INDIVIDUAL SHAREHOLDER SERVICES PLAN
                                       of
                      American Century California Tax-Free
                               and Municipal Funds
                        American Century Investment Trust
                        American Century Municipal Trust
                       American Century Mutual Funds, Inc.
                    American Century World Mutual Funds, Inc.
                    American Century Capital Portfolios, Inc.
                                     B CLASS

         WHEREAS, each of the above named corporations (the "Issuers") is an open-ended, management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the common stock of the Issuers is currently divided into a number of separate series of shares, or funds, each corresponding to a distinct portfolio of securities; and

         WHEREAS, pursuant to Rule 18f-3 of the 1940 Act, the Issuers' Boards of
Trustees/Directors (the "Board") have established multiple classes of shares of the various funds of the Issuers, including an class of shares designated as B
Class; and

         WHEREAS, the Board in considering whether the Funds should adopt and implement this B Class Plan, has evaluated such information as it deemed necessary to an informed determination whether this B Class Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this B Class Plan will benefit the Funds and their B Class shareholders; and

         WHEREAS, the Board desires to authorize the funds identified in
SCHEDULE A (the "Funds") to bear expenses of individual shareholder services and distribution of certain of their shares by adopting this Master Distribution and
Individual Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the B Class shares of each of the Funds; and

         WHEREAS, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM") is the
registered investment adviser to the Issuers; and

         WHEREAS, the Issuers have entered into a Distribution Agreement (the
"Distribution Agreement") with AMERICAN CENTURY INVESTMENT SERVICES, INC. (the
"Distributor") pursuant to which Distributor serves as distributor of the various classes of the Funds, including the B Class.

         NOW, THEREFORE, the Issuers hereby adopt, on behalf of the Funds, this
Plan, in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

Section 1.        Fees

a.       Distribution Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the Funds shall pay ACIM, as paying agent for the Funds, a fee equal to 75 basis points
         (0.75%) per annum; of the average daily net assets of the shares of the
         Funds' B Class of shares (the "Distribution Fee").

b.       Individual Shareholder Services Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 3 below, the Funds shall pay ACIM, as paying agent for the Funds, a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds' B Class of shares (the "Individual
         Shareholder Services Fee").

c.       Applicability to Additional and Future Funds. If any of the Issuers
         desire to add additional, currently-existing funds to the Plan or establish additional funds in the future, and the applicability of the
         Plan with respect to such existing or new funds is approved in the manner set forth in Section 5 of this Plan, as well as by the then-sole shareholder of the B Class shares of such new funds (to the extent shareholder approval of new funds is required by then-current 1940 Act
         Rules), this Plan may be amended to provide that such new funds will become subject to this Plan and will pay the Distribution Fee and the
         Shareholder Services Fee set forth in Sections 1(a) and 1(b) above, unless the Board specifies otherwise. After the adoption of this Plan by the appropriate Board with respect to the B Class of shares of the existing or new funds, the term "Funds" under this Plan shall thereafter be deemed to include the existing or new funds.

d.       Calculation and Assessment. Distribution Fees and Individual
         Shareholder Services Fees under this Plan will be calculated and accrued daily by each Fund and paid monthly to ACIM or at such other intervals as the Issuers and ACIM may agree.

e.       Sales Commissions. Distributor may pay to brokers, dealers and other financial intermediaries through which B Class shares are sold such sales commissions as Distributor may specify from time to time. Payment of such sales commissions shall be the sole obligation of Distributor.

Section 2.        Distribution Services

a.       The amount set forth in Section 1(a) of this Plan shall be paid for services in connection with any activities undertaken or expenses incurred by Distributor or its affiliates primarily intended to result in the sale of B Class shares of the Funds, which services may include but are not limited to, (A) the payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell B Class shares pursuant to Selling
         Agreements; (B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the
         Funds' B Class shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D) the printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) the preparation, printing and distribution of sales literature and advertising materials provided to the Funds' shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) the providing of facilities to answer questions from prospective investors about Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund shares; (I) assisting investors in completing application forms and selecting dividend and other account options; (J) the providing of other reasonable assistance in connection with the distribution of Fund shares; (K) the organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; (M) the payment of "service fees," as contemplated by the Rules of Fair Practice of the National
         Association of Securities Dealers, Inc. ("NASD") and (N) such other distribution and services activities as the Issuers determine may be paid for by the Issuers pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act.

b.       For purposes of this Plan, "service fees" shall mean payments in connection with the provision of personal, continuing services to investors in each Fund and/or the maintenance of shareholder accounts, excluding (i) transfer agent and subtransfer agent services for beneficial owners of a Fund's B Class shares, (ii) aggregating and processing purchase and redemption orders, (iii) providing beneficial owners with account statements, processing dividend payments, (iv)
         providing subaccounting services for B Class shares held beneficially,
         (v) forwarding shareholder communications to beneficial owners, and
         (vi) receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the NASD adopts a definition of "service fees" for purposes of Section 26(d) of the Rules of Fair Practice of the NASD (or any successor to such rule) that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fees" in this Section shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of
         Distributor related to its service activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

c.       Distributor shall be deemed to have performed all services required to be performed in order to be entitled to receive the Distribution Fee payable with respect to B Class shares upon the settlement date of the sale of such B Class share or, in the case of B Class shares issued through one or a series of exchanges of shares of another Fund, on the settlement date of the first sale of a B Class share from which such B
         Class share was derived. Each Fund's obligation to pay the Distribution
         Fee shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity. Notwithstanding the foregoing, the Issuers may modify or terminate payments under this B Class Plan as provided in Section 8(c)
         below.

Section 3.        Individual Shareholder Services

As manager of the Fund's B Class of shares, ACIM may engage third parties to provide individual shareholder services to the shareholder of the B Class shares
("Individual Shareholder Services"). The payments authorized by this Plan are intended to reimburse ACIM for expenses incurred by it as a result of these arrangements. Such Individual Shareholder Services and related expenses may include, but are not limited to, (A) individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals; (b) the creation of investment models and asset allocation models for use by the shareholder in selecting appropriate Funds; (c)
proprietary research about investment choices and the market in general; (D)
periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation; (E) consolidation of shareholder accounts in one place; and (F) other individual services.

Section 4.        Transfer of Rights

a.       Distributor may, from time to time, assign, transfer or pledge
         ("Transfer") to one or more designees (each an "Assignee"), its rights to all or a designated portion of the Distribution Fee (but not
         Distributor's duties and obligations pursuant hereto), free and clear of any offsets, claims or defenses the Issuers may have against
         Distributor including, without limitation, any of the foregoing based upon the insolvency or bankruptcy of Distributor. Each such Assignee's ownership interest in a Transfer of a designated portion of the
         Distribution Fee is hereinafter referred to as an "Assignee's Portion."
         A Transfer pursuant to this Section shall not reduce or extinguish any claim of a Fund against Distributor.

b.       Distributor shall promptly notify the Issuers in writing of each
         Transfer pursuant to this Section by providing the Issuers with the name and address of each such Assignee.

c.       Distributor may direct the Issuers to pay directly to an Assignee such
         Assignee's Portion. In such event, Distributor shall provide the
         Issuers with a monthly calculation of (i) the Distribution Fee, and
         (ii) each Assignee's Portion, if any, for such month (the "Monthly
         Calculation"). The Monthly Calculation shall be provided to each Fund by Distributor promptly after the close of each month or such other time as agreed to by a Fund and Distributor which allows timely payment of the Distribution Fee and/or the Assignee's Portion. No Fund shall be liable for any interest on such payments occasioned by delayed delivery of the Monthly Calculation by Distributor. In such event following receipt from Distributor of the notice of Transfer and each Monthly
         Calculation, the Issuers shall make all payments directly to the
         Assignee or Assignees in accordance with the information provided in such notice and Monthly Calculation, on the same terms and conditions as if such payments were to be paid directly to ACIM. Each Issuer shall be entitled to rely on Distributor's notices and Monthly Calculations in respect of amounts to be paid pursuant to this Section.

d.       Alternatively, in connection with a Transfer, Distributor may direct the Issuers to pay all of the Distribution Fee from time to time to a depository or collection agent designated by any Assignee, which depository or collection agent may be delegated the duty of dividing such Distribution Fee between the Assignee's Portion and the balance
         (the "Distributor's Portion"), in which case only the Distributor's
         Portion may be subject to offsets or claims a Fund may have against
         Distributor.

Section 5.        Effectiveness

Upon receipt of approval by vote of both (a) the Board and (b) the members of the Board who are not interested persons of the Issuers (as defined in the 1940
Act) and have no direct or indirect financial interest in the operation of the
Plan or any agreements related to the Plan (the "Independent Directors"), this
Plan shall become effective as of September 3, 2002.

Section 6.        Term

This Plan will continue in effect for one year from the date hereof, and will continue thereafter in full force and effect for successive periods of up to one year, provided that each such continuance is approved in the manner provided in
Section 5.

Section 7.        Reporting Requirements

ACIM shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act.
ACIM will provide to each Issuer's Board, and the Independent Directors will review and approve, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the B Class shares of each Fund by ACIM under this Plan and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

Section 8.        Termination and Severability

a.       This Plan may be terminated without penalty at any time with respect to the B Class shares of any Fund by vote of the Board of the Issuer of which the Fund is a series, by votes of a majority of the Independent
         Directors, or by vote of a majority of the outstanding voting B Class shares of that Fund. Termination of the Plan with respect to the B
         Class shares of one Fund will not affect the continued effectiveness of this Plan with respect to the B Class shares of any other Fund.

b.       If any provision of this Plan should be declared or made invalid, illegal or unenforceable in any respect by a court decision, statute, rule or otherwise, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

c.       Notwithstanding anything to the contrary set forth in this Plan, the
         Distribution Fee shall not be terminated or modified (including a modification by change in the rules relating to the conversion of B
         Class shares of a Fund into A Class shares of the same Fund) and shall be paid to Distributor or as directed by Distributor pursuant to
         Section 4 regardless of Distributor's termination as a Fund's distributor, with respect to B Class shares either (i) issued prior to the date of any termination or modification; (ii) attributable to B
         Class shares issued through one or a series of exchanges of B Class shares of another Fund that were initially issued prior to the date of such termination or modification; or (iii) issued as a dividend or distribution upon B Class shares initially issued or attributable to B
         Class shares issued prior to the date of any such termination or modification except:

                    (A) to the extent required by a change in the 1940 Act, the rules or regulations under the 1940 Act, the Conduct Rules of the NASD or an order of a any court or governmental
                    agency;

                    (B) in connection with a Complete Termination (as defined
                    below) of this Plan; or

                    (C) on a basis, determined by the Board, including a
                    majority of the Independent Directors, acting in good faith, so long as from and after the effective date of such
                    modification or termination: (i) neither any Fund nor ACIM pays, directly or indirectly, a Distribution Fee or an
                    Individual Shareholder Services Fee or to any person who is the holder of B Class shares of any Fund (but the foregoing shall not prevent payments for transfer agency or
                    subaccounting services), and (ii) the termination or
                    modification of the Distribution Fee applies with equal
                    effect to B Class issued either prior to or after such
                    termination or modification.

d.       For purposes of this Plan, a "Complete Termination" shall have occurred if: (i) this Plan (and any successor plan) is terminated with respect to all B Class shares of the Fund then outstanding or subsequently issued; (ii) the payment by the Funds of the Distribution Fee with respect to all B Class shares of each Fund is terminated; and (iii) the
         Issuers do not establish concurrently with or subsequent to such termination of this Plan another class of shares which has substantially similar characteristics to the current B Class shares, including the manner of payment and amount of contingent deferred sales charge paid directly or indirectly by the holders of such shares.

Section 9.        Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a
Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for initial approval in Section 4 hereof, and such amendment is further approved by a majority of the outstanding voting securities of the B Class shares of the Fund. No other material amendment to the
Plan will be made unless approved in the manner provided for approval and annual renewal in Section 5 hereof; provided, however, that a new Fund may be added by any Issuer upon approval by that Issuer's Board by executing a new Schedule A to this Plan.

Section 10.       Recordkeeping

The Issuers will preserve copies of this Plan (including any amendments thereto)
and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Section 11.       Independent Directors

So long as the Plan remains in effect, the selection and nomination of persons to serve as Independent Directors on each Board shall be committed to the discretion of the Independent Directors on that Board then in office.
Notwithstanding the above, nothing herein shall prevent the participation of other persons in the selection and nomination process so long as a final decision on any such selection or nomination is within the discretion of, and approved by, the Independent Directors so responsible.

 IN WITNESS WHEREOF, the Issuers have adopted this Plan as of September 3, 2002.

                                       AMERICAN CENTURY CALIFORNIA TAX-FREE
                                          AND MUNICIPAL FUNDS
                                       AMERICAN CENTURY INVESTMENT TRUST
                                       AMERICAN CENTURY MUNICIPAL TRUST
                                       AMERICAN CENTURY MUTUAL FUNDS, INC.
                                       AMERICAN CENTURY WORLD MUTUAL
                                          FUNDS, INC.
                                       AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.

                                       By:     /s/Charles A. Etherington
                                       Name:   Charles A. Etherington
                                       Title:  Vice President

                                                     SCHEDULE A

                                           Series Offering B Class Shares

Series                                                                 Date Plan Adopted
------                                                                 -----------------

American Century California Tax-Free and
Municipal Funds
*        California High-Yield Municipal Fund                          September 3, 2002

American Century Investment Trust
*       Prime Money Market Fund                                        September 3, 2002
*        Diversified Bond Fund                                         September 3, 2002
*        High-Yield Fund                                               September 3, 2002

American Century Municipal Trust
*        High-Yield Municipal Fund                                     September 3, 2002

American Century Mutual Funds, Inc.
*        Select Fund                                                   September 3, 2002
*        New Opportunities II Fund                                     September 3, 2002
*        Large Company Growth Fund                                     September 3, 2002

American Century World Mutual Funds, Inc.
*        International Growth Fund                                     September 3, 2002

American Century Capital Portfolios, Inc.
*        Large Company Value Fund                                      September 3, 2002
*        Value Fund                                                    September 3, 2002

By:    /s/Charles A. Etherington
Name:  Charles A. Etherington
Title: Vice President
Date:  September 3, 2002